UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

June 14, 2005

Date of Report (Date of earliest event reported)

ALLIANCE ONE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

512 Bridge Street, Danville, Virginia	24541
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (434) 792-7511

DIMON Incorporated

(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On May 13, 2005, Standard Commercial Corporation (“Standard”) merged with and into DIMON Incorporated (“DIMON”), and DIMON simultaneously changed its name to Alliance One International, Inc. Alliance One filed a Current Report on Form 8-K on May 16, 2005 to report the merger and related events. On June 2, 2005, Alliance One filed Amendment No. 1 to the original Current Report on Form 8-K to include certain required historical financial statements for Standard and certain required pro forma financial information for Alliance One. This Current Report on Form 8-K is being filed to provide certain consolidated financial statements for Standard as of March 31, 2005 and 2004 and for the fiscal years ended March 31, 2005, 2004 and 2003, and the independent auditor’s report thereon.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of and Shareholders of

Standard Commercial Corporation:

We have audited the accompanying consolidated balance sheets of Standard Commercial Corporation and subsidiaries (the “Company”) (a wholly owned subsidiary of Alliance One International, Inc.) as of March 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended March 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2005 and 2004, and the results of its operations and cash flows for each of the three years in the period ended March 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, on April 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina

June 13, 2005

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2005 AND 2004 (IN THOUSANDS, EXCEPT SHARE DATA)

	2005	2004
ASSETS
Cash	$35,240	$27,673
Receivables (Note 3)	232,505	182,317
Inventories (Notes 1 and 4)	269,353	241,330
Assets of discontinued operations (Note 2)	94,936	178,504
Current deferred and recoverable income taxes (Notes 1 and 15)	12,406	6,635
Prepaid expenses and other assets	13,115	6,235

Current assets	657,555	642,694

Property, plant and equipment (Notes 1 and 5)	155,909	151,510
Investment in affiliates (Notes 1 and 6)	10,598	9,480
Goodwill (Note 1)	9,003	9,003
Deferred taxes (Notes 1 and 15)	2,973	3,683
Other assets (Notes 1 and 7)	45,670	33,962

TOTAL ASSETS	$881,708	$850,332

LIABILITIES
Short-term borrowings (Notes 2 and 8)	$274,419	$253,847
Current portion of long-term debt (Note 10 and 16)	21,298	8,476
Accounts payable and accrued liabilities (Note 9)	134,657	131,985
Liabilities of discontinued operations (Note 2)	20,944	45,292
Income taxes (Note 15)	14,840	18,334

Current liabilities	466,158	457,934

Long-term debt (Notes 10 and 16)	169,598	91,814
Convertible subordinated debentures (Notes 10 and 16)	—	45,051
Retirement and other benefits (Note 11)	21,776	20,353
Deferred income taxes (Notes 1 and 15)	3,468	4,116

Total liabilities	661,000	619,268

MINORITY INTERESTS (Note 1)	1,733	2,000

SHAREHOLDERS’ EQUITY:
Preferred stock, $1.65 par value Authorized shares—1,000,000; none issued
Common stock, $0.20 par value Authorized shares—100,000,000; issued— 16,365,206 and 16,298,557 at March 31, 2005 and 2004, respectively (Note 13)	3,273	3,260
Additional paid-in capital	112,825	111,796
Unearned restricted stock plan compensation	(2,634)	(3,176)
Treasury stock at cost, 2,617,707 shares at March 31, 2005 and 2004	(4,250)	(4,250)
Accumulated other comprehensive loss	(24,430)	(27,994)
Retained earnings	134,191	149,428

Total shareholders’ equity	218,975	229,064

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$881,708	$850,332

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED MARCH 31, 2005, 2004 AND 2003

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	2005	2004	2003
SALES	$896,412	$738,640	$779,358
COST OF SALES:
Materials, services and supplies (Note 4)	748,962	608,670	622,649
Interest	14,935	13,754	11,309

Gross profit	132,515	116,216	145,400

Selling, general and administrative expenses	98,475	71,424	72,986
Other interest expense	10,608	2,606	4,153
Other income/(expense)—net (Note 14)	2,408	2,840	3,687

Income before income taxes	25,840	45,026	71,948
Income taxes (Notes 1 and 15)	4,807	11,203	23,830

Income after income taxes	21,033	33,823	48,118
Minority interests (Note 1)	79	(77)	49
Equity in earnings of affiliates (Note 6)	997	1,343	846

Income from continuing operations	22,109	35,089	49,013
Loss from discontinued operations, net of income tax of $102, $4,896 and $744 at March 31, 2005, 2004 and 2003 (Note 2)	(32,540)	(48,727)	(11,132)

Net income	$(10,431)	$(13,638)	$37,881

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

YEARS ENDED MARCH 31, 2005, 2004, and 2003

(IN THOUSANDS, EXCEPT SHARE DATA)

	Number of Shares of Common Stock		Common Stock Par Value	Additional Paid-In Capital	Unearned Restricted Stock Plan Compensation	Treasury Stock At Cost	Accumulated Other Comprehensive Income	Retained Earnings	Total Shareholders Equity
	Issued	Treasury
March 31, 2002	15,985,848	2,617,707	$3,197	$106,077	$(2,000)	$(4,250)	$(45,183)	$132,812	$190,653

Net income								37,881	37,881
Other comprehensive income;
Pension liability adjustment							121		121
Change in fair value of cash flow hedges							816		816
Translation adjustment							14,374		14,374
Reclassification for translation adjustment recognised in net income							68	—	68

Total Comprehensive income							15,379	37,881	53,260
Cash dividends, $0.2375 per share								(3,198)	(3,198)
Dividends reinvested	5,900		1	106					107
RSP shares awarded	116,908		23	2,207	(2,230)				—
RSP compensation earned					871				871
RSP shares forfeited	(21,520)		(4)	(364)	368				—
Exercise of employee stock options	10,525		2	189					191
401(k) contribution	13,089	—	3	238	—	—	—	—	241

March 31, 2003	16,110,750	2,617,707	$3,222	$108,453	$(2,991)	$(4,250)	$(29,804)	$167,495	$242,125

Net income								(13,638)	(13,638)
Other comprehensive income;
Pension liability adjustment							(4,966)		(4,966)
Change in fair value of cash flow hedges							(627)		(627)
Translation adjustment							4,520		4,520
Reclassification for translation adjustment recognised in net income							2,883	—	2,883

Total Comprehensive income/(loss)							1,810	(13,638)	(11,828)
Cash dividends, $0.325 per share								(4,429)	(4,429)
Dividends reinvested	8,719		2	164					166
RSP shares awarded	129,838		26	2,230	(2,256)				—
RSP compensation earned					1,772				1,772
RSP shares forfeited	(17,133)		(3)	(296)	299				—
Exercise of employee stock options	52,387		10	993					1,003
401(k) contribution	13,996	—	3	252	—	—	—	—	255

March 31, 2004	16,298,557	2,617,707	$3,260	$111,796	$(3,176)	$(4,250)	$(27,994)	$149,428	$229,064

Net income								(10,431)	(10,431)
Other comprehensive income;
Pension liability adjustment							845		845
Change in fair value of cash flow hedges							125		125
Translation adjustment							886		886
Reclassification for translation adjustment recognised in net income							1,708	—	1,708

Total Comprehensive income/(loss)							3,564	(10,431)	(6,867)
Cash dividends, $0.35 per share								(4,806)	(4,806)
Dividends reinvested	9,129		2	160					162
RSP shares awarded	73,963		15	1,095	(1,110)				—
RSP compensation earned					1,106				1,106
RSP shares forfeited	(34,465)		(7)	(539)	546				—
Exercise of employee stock options	2,250			43					43
401(k) contribution	15,772	—	3	270	—	—	—	—	273

March 31, 2005	16,365,206	2,617,707	$3,273	$112,825	$(2,634)	$(4,250)	$(24,430)	$134,191	$218,975

See notes to consolidated financial statements.

STANDARD COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED MARCH 31, 2005, 2004 AND 2003 (IN THOUSANDS)

	2005	2004	2003
CASH FLOW FROM OPERATING ACTIVITIES:
Net income	$(10,431)	$(13,638)	$37,881
Loss from discontinued operations	32,540	48,727	11,132
Depreciation and amortization	21,767	16,800	15,989
Minority interest	(79)	77	(49)
Deferred income taxes	(1,677)	4,200	212
Undistributed earnings of affiliates net of dividends received	(997)	(1,343)	(846)
(Gain)/loss on buyback of debt	964	—	(16)
Gain on disposition of fixed assets	(200)	(233)	(617)
Other	(7,379)	(7,048)	(3,355)

	34,508	47,542	60,331

Net changes in working capital other than cash:
Receivables and prepaid assets	(55,623)	(23,711)	(22,377)
Inventories	(26,652)	(51,312)	(15,691)
Current payables	(3,173)	2,798	22,058

Cash provided by (used for) continuing operations	(50,940)	(24,683)	44,321
Cash provided by (used for) discontinued operations	24,133	(23,761)	(21,574)

Cash provided by (used for) operating activities	(26,807)	(48,444)	22,747

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Additions	(24,460)	(32,742)	(33,687)
Dispositions	950	670	1,806

Cash used for continuing operations	(23,510)	(32,072)	(31,881)
Cash provided by (used for) discontinuing operations	2,547	(2,245)	(2,941)

Cash used for investing activities	(20,963)	(34,317)	(34,822)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	169,347	23,288	8,912
Repayment of long-term borrowings	(18,289)	(7,834)	(17,786)
Net change in short-term borrowings	20,572	71,744	49,724
Buyback of debt	(111,192)	—	(23,745)
Dividends paid	(4,806)	(4,429)	(3,198)
Other	—	560	539

Cash provided by/(used in) for financing activities	55,632	83,329	14,446

Effect of exchange rate changes on cash	(295)	536	805

INCREASE (DECREASE) IN CASH FOR PERIOD	7,567	1,104	3,176

CASH, beginning of period	27,673	26,569	23,393

CASH, end of period	$35,240	$27,673	$26,569

CASH PAYMENTS FOR:
Interest	$31,744	$21,432	$16,821
Income taxes	$13,748	$9,703	$22,160

See notes to consolidated financial statements.

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Standard Commercial Corporation and its subsidiaries (the “Company”) are principally engaged in purchasing, processing, storing, selling and shipping leaf tobacco. The Company purchases tobacco primarily in the United States, Africa, Europe, South America and Asia for sale to customers in the United States, Europe and Asia.

SIGNIFICANT ACCOUNTING POLICIES

Consolidation: The accounts of all subsidiary companies are included in the consolidated financial statements and all intercompany transactions have been eliminated. Investments in affiliated companies are accounted for by the equity method of accounting.

Foreign Currency: Assets and liabilities of foreign subsidiaries are translated at year-end exchange rates. The effects of these translation adjustments are reported as other comprehensive income (loss). Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and translation adjustments in countries with highly inflationary economies are included in net income. The net amount exchange gains and losses included in the selling, general and administrative expenses in the accompanying consolidated statements of income (in thousands) was losses of $1,556 and $189 in 2005 and 2003, respectively and a gain of $455 in 2004.

Goodwill and Other Intangibles: The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets on April 1, 2002. Under SFAS No. 142, goodwill must be tested for impairment as of the beginning of the year in which the statement is adopted in its entirety. The Company completed the process of performing the transitional goodwill impairment test as of April 1, 2002 in the second quarter of fiscal 2003, and as a result of the test performed, management concluded that goodwill was not impaired as of April 1, 2002.

Goodwill is tested for impairment annually at the same time each year and on an interim basis when events or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. The Company elected to perform its annual goodwill impairment test as of September 30, 2003 and 2004. Any impairment losses, if any, will be reflected in operating income in the statement of operations. Based on the annual impairment tests completed in September 30, 2003 and 2004, management believes that goodwill was not impaired as of March 31, 2004 and 2005, respectively.

The carrying value of other intangible assets as of March 31, 2005 in the amount of $4.8 million, net, represents deferred long-term debt financing fees. These intangible assets were determined by management to meet the criterion for recognition apart from goodwill and to have finite lives. The Company did not have any indefinite-lived intangible assets, other than goodwill, as of the April 1, 2002 transition date or the March 31, 2005 balance sheet date. Based on management’s analysis of all pertinent factors, no adjustments were necessary to the remaining useful lives of these assets, which will continue to be amortized on a straight-line basis through 2007. Amortization expense associated with these intangible assets was $2.9 million, $1.5 million and $2.0 million for the three years ended March 31, 2005. Annual amortization expense for these intangible assets is expected to be $1.0 million in 2006.

The carrying amount of goodwill and other intangible assets for the fiscal year ended March 31, 2005 and 2004, were as follows:

GOODWILL
(In thousands)
At March 31, 2005 and 2004	$9,003

INTANGIBLES
(In thousands)
At April 1, 2004	$1,368
Additions	6,329
Less amortization	(2,877)

Balance as of March 31, 2005	$4,820

Property, Plant and Equipment: Property, plant and equipment is accounted for on the basis of cost. Maintenance and repairs are expensed as incurred. Provision for depreciation is charged to operations over the estimated useful lives. Buildings, machinery and equipment, and furniture and fixtures are depreciated over range of 25 to 50 years, 5 to 10 years and 5 to 10 years, respectively. Depreciation expense for 2005, 2004 and 2003 was $19.0 million, $15.3 million and $14.6 million, respectively.

Long-lived assets are reviewed for impairment whenever events or changes in the circumstances indicate that the carrying amount of an asset may not be recoverable. If an evaluation is required, the projected future undiscounted future cash flows attributable to each market would be compared to the carrying value of the long-lived assets of that market if a write-down to fair value is required. The Company also evaluates the remaining useful lives to determine whether events and circumstances warrant revised estimates of such lives. The accounting for impairment of assets is based on SFAS No. 144, Accounting for Impairment or Disposal of Long Lived Assets.

Inventories: Inventories, which are primarily packed leaf tobacco, are stated at the lower of specific cost or estimated net realizable value. Cost of tobacco includes a proportion of interest and factory overheads, which can be related directly to specific items of inventory. Items are removed from inventory on an actual cost basis.

Accumulated Other Comprehensive Income: Accumulated other comprehensive income presented in the consolidated statements of shareholders’ equity consists of the following (in thousands):

	2005	2004	2003
Derivatives	(135)	(10)	(637)
Pension liability	3,999	4,844	(121)
Translation	20,566	23,160	30,562

	$24,430	$27,994	$29,804

Revenue Recognition: Substantially all revenue is recognized when the title and risk of ownership is passed to the customer, the persuasive evidence of an arrangement exists, the price to the customer is fixed, collectibility is reasonably assured, and delivery has occurred. The Company also processes tobacco owned by its customers, and revenue is recognized when the processing is completed.

Income Taxes: The Company provides deferred income taxes on differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for tax purposes and operating loss carryforwards.

Minority Interests: Minority interests represent the interest of third parties in the net assets of certain subsidiary companies.

Investment in Unconsolidated Affiliates: The Company’s equity method investments are non-marketable equity securities. The Company reviews such investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recovered. For example, the Company would test such an investment for impairment if the investee were to lose a significant customer, suffer a large reduction in sales margins, experience a change in the business environment, or undergo any other significant change in the Company’s normal business. In assessing the recoverability of equity method investments, the Company uses discounted cash flow models. If the fair value of the equity investee is determined to be lower than carrying value, an impairment is recognized. The preparation of discounted future operating cash flow analysis requires significant management judgment with respect to operating earnings, growth rates and the selection of an appropriate discount rate. The use of different assumptions could increase or decrease estimated future operating cash flows and therefore could increase or decrease an impairment charge.

Stock Options: The Company’s stock option plans are described more fully in Note 11. The Company accounts for stock options under the intrinsic value method recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related Interpretations. The Company measures compensation expense for stock options as the difference between market price of its common stock and the exercise price of the options at the grant date. No stock-based employee compensation cost is reflected in net income (loss), as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. For purposes of the pro forma disclosures required by SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure – ‘An Amendment of SFAS No. 123’, the estimated fair value of the Company’s stock options is amortized to expense over the options vesting period.

The following table illustrates the effect on net income (loss) and net income (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation:

	2005	2004	2003
Net income (loss) (in thousands):
As reported	$(10,431)	$(13,638)	$37,881
Deduct – Total stock-based compensation expense determined under fair value method of all awards, net of tax	(244)	(184)	(173)

Pro forma	$(10,675)	$(13,822)	$37,708

Diluted	$(10,431)	$(11,482)	$40,061
Deduct – Total stock-based compensation expense determined under fair value method of all awards, net of tax	(244)	(184)	(173)

Pro forma	$(10,675)	$(11,666)	$39,888

Basic earnings (loss) per share:
As calculated	$(0.76)	$(1.00)	$2.81
Pro forma	$(0.78)	$(1.02)	$2.80

Diluted earnings (loss) per share:
As calculated	$(0.76)	$(0.76)	$2.66
Pro forma	$(0.78)	$(0.77)	$2.64

There were no option grants during fiscal year 2005. The estimated weighted average fair value of options granted for the year ended March 31, 2004 is:

2004
Weighted average exercise price	$17.40
Weighted average fair value of options	$5.88

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grant in fiscal 2004: dividend yield of 1.86%; expected volatility 47%; risk free interest rate of approximately 2.11% and an expected life of 4 years.

Derivative Financial Instruments: The Company’s derivative usage is principally foreign currency forwards. These contracts typically have maturities of less than one year. As a matter of policy, the Company does not use derivative instruments unless there is an underlying exposure. The Company’s foreign currency forwards have been designated and qualify as cash flow hedges under the criteria of SFAS No. 133. SFAS No. 133 requires that changes in the effective portion of the fair values of derivatives that qualify as cash flow hedges be recognized in other comprehensive income, while the ineffective portion be recognized immediately in earnings. At March 31, 2005 the Company had foreign exchange contracts outstanding with a notional value of $8.1 million and a fair value of $8.3 million.

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, to provide clarification on the meaning of an underlying, the characteristics of a derivative that contains financing components and the meaning of an initial investment that is smaller than would be required for other types of contracts that would be expected to have a similar response to changes in market factors. The adoption of SFAS No. 149 did not have material effect on the Company’s financial statements.

Recent Accounting Pronouncements:

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was signed into law. In accordance with guidance issued by the FASB in FASB Staff Position 106-1, the Company has elected to defer the effects of the Act due to uncertainties regarding the effects of the implementation of the Act and the accounting for certain provisions of the Act. The FASB recently issued definitive accounting guidance for the Act in FASB Staff Position 106-2, which became effective for the Company in the quarter ended December 31, 2004. The Company expects that it will benefit from the new legislation with a decrease in cost, and that it will have to amend its current post-retirement benefit plan in order to do so. However, the Company has not yet determined the amount of subsidy that will be received as a result of the new legislation.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 is the result of a broader effort by the FASB and the International Accounting Standards Board (“IASB”) to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the accounting for abnormal inventory costs. Both the FASB and the IASB agree that abnormal expenses should be recognized in the period in which they are incurred; however, the wording of International Accounting Standards (“IAS”) No. 2, Inventories, and Accounting Research Bulletin (“ARB”) No. 43, Chapter 4, Inventory Pricing, led to inconsistent application of that principle. The FASB agreed that the wording in IAS No. 2 was less ambiguous and decided to incorporate portions of that language in ARB No. 43. As such, SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB No. 43. SFAS No. 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Based on current evaluations, the Company does not believe there will be a material impact on its consolidated financial statements as a result of the adoption of SFAS No. 151.

In December 2004, the FASB issued SFAS No. 153, Exchanges of non-monetary assets and amendment of APB Opinion No.29. This statement was a result of a joint effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, Accounting for Non-monetary Transactions, for non-monetary exchanges of similar productive assets. SFAS No. 153 replaces this exception with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 shall be applied prospectively and is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. The key requirement of SFAS No. 123R is that the cost of share-based awards to employees will be measured based on an award’s fair value at the grant date, with such cost to be amortized over the appropriate service period. Previously, entities could elect to continue accounting for such awards at their grant date intrinsic value under APB Opinion No. 25, and the Company made that election. The intrinsic value method resulted in the Company recording no compensation expense for stock options granted to employees.

As written, SFAS No. 123R had an original effective date of July 1, 2005 for the Company. In April 2005, the Securities and Exchange Commission (“SEC”) delayed the effective date for public companies, which resulted in a required effective date of April 1, 2006 for the Company. The SEC delayed the effective date due to concerns that implementation in mid-year could make compliance more difficult and make comparisons of quarterly reports more difficult.

Use of Estimates and Assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates as determined by the Company include the allowance for doubtful accounts reserve, inventory reserve, discontinued operations reserve and pension assumptions. Actual results could differ from those estimates.

Basis of Presentation and Reclassification: Certain amounts in prior year statements have been reclassified for conformity with current year presentation, with no effect on reported results of operations or equity. Additionally, all periods including quarterly information presented in the financial statements have been restated for the Company’s decision to discontinue the Italian operation as discussed in Note 2, “Discontinued Operations”, of these financial statements.

2. DISCONTINUED OPERATIONS

Tobacco Operations

During the second quarter of the current fiscal year, the Company decided to discontinue its tobacco processing operations in Italy due to the leaf tobacco market conditions and the continuing strengthening of Euro currency which have had significant adverse impact on its results. As a result of this decision, the Company has accounted for the Italian operation as a discontinued operation in accordance with the provisions of SFAS No. 144, Accounting for the Impairment of Long-Lived Assets. The assets and associated liabilities of this Italian operation have been classified as held for sale in the accompanying consolidated balance sheet. The Company ceased processing tobacco and has notified the Italian authorities in accordance with Italian law. The Company also reached a termination agreement with a majority of its employees. The facility is expected to be sold before the end of the second quarter of fiscal 2006. The Italian operation is expected to incur additional operating losses until final disposition.

The Italian trading loss for fiscal 2005 and 2004 was $16.5 million and $2.5 million respectively.

The write-down of long-lived assets recorded in fiscal 2005 to discontinue the operation was $10.7 million. The fair value of the buildings was based on external appraisals and is the difference between the carrying value of the net assets and their fair value, less estimated selling costs. The fair value of the equipment and other assets has been determined based on negotiations with prospective purchasers and comparison with other industry transactions. No tax benefit on the losses to discontinue the Italian operation was recorded due to the uncertainty of the Company’s ability to ultimately receive a tax benefit.

Revenues and the assets and liabilities for the Italian operation were as follows:

	Year Ended March 31,
(In thousands)	2005	2004	2003
Revenues	$37,742	$41,404	$25,156

	Year Ended March 31,
(In thousands)	2005	2004	2003
Inventory	$24,726	$51,004	$28,683
Receivables	10,944	14,364	10,580
Other assets	19,658	18,008	14,313

Assets	$55,328	$83,376	$53,576
Accounts payable	13,229	13,909	11,462

Net assets available for sale	$42,099	$69,467	$42,114

Italian Subsidiary debt guaranteed by the Company (not included in discontinued operations)	$2,815	$8,561	$6,699

Wool Operations

During the second quarter of fiscal 2004, the Company decided to focus on the core tobacco operations and close all of its wool operations which were located in the UK, Chile, France, Germany and Australia. As a result of this decision to dispose of these operations, they have been classified as held for sale, under SFAS No. 144, in the accompanying consolidated balance sheet. The unit in Australia was sold in fiscal 2004. The operations of the processing mill in France were shutdown in April 2004. The operations in the UK and Chile were sold in January 2005 and the operations in Germany were sold in April 2005. The remaining French assets, along with the remaining trading operations in France, are the subjects of separate sales negotiations. The Company expected to finalize these negotiations by September 30, 2004; however, as a result of delays caused by governmental intervention, the sale or termination is expected to be substantially complete by June 30, 2005.

These wool units are expected to incur additional operating losses until final disposition. Once disposed, the Company will not retain a financial interest and it has not identified any significant contingent liabilities that would delay or significantly alter the plan of disposition. The Company will continue to guarantee the debt of the wool units until disposition, at which time it does not expect to provide any guarantees for the obligations or commitments of the wool units.

The Company has accounted for the sale of the wool units as discontinued operations, in accordance with the provisions of SFAS No. 144. The results for all periods presented are included in the consolidated financial statements as discontinued operations. As noted above, because the existing debt of the wool units is guaranteed by the Company, it has not included any such debt in liabilities of discontinued operations.

The wool operating loss, which primarily relates to overhead incurred, for fiscal 2005 and 2004 was $1.2 million and $12.9 million, respectively. In addition to the operating losses, an estimated loss on disposition of $33.3 million was recorded during fiscal 2004.

Revenues and the assets and liabilities for these units were as follows:

	Year Ended March 31,
(In thousands)	2005	2004	2003
Revenues	$101,625	$177,277	$212,821

	Year Ended March 31,
(In thousands)	2005	2004	2003
Inventory	$8,029	$50,827	$68,883
Receivables	12,081	40,826	44,493
Other assets	19,498	3,475	29,605

Assets	$39,608	$95,128	$142,981
Accounts payable	7,715	31,383	29,164

Net assets available for sale	$31,893	$63,745	$113,817

Wool Subsidiary debt guaranteed by the Company (not included in discontinued operations)	$2,909	$45,469	$75,840

3. RECEIVABLES

	Year Ended March 31,
	2005	2004
	(In Thousands)
Trade accounts	$136,020	$105,674
Advances to suppliers	74,827	44,965
Affiliated companies	434	1,844
Other	24,998	32,354

	236,279	184,837
Allowances for doubtful accounts	(3,774)	(2,520)

	$232,505	$182,317

4. INVENTORIES

Tobacco inventories at March 31, 2005 and 2004 included capitalized interest of $1.9 million and $1.1 million, respectively. Included in inventory at March 31, 2005 and 2004 were valuation reserves of $2.1 million and $0.8 million, respectively. Inventory valuation provisions included in cost of sales totaled approximately $1.2 million, $0.8 million and $0.1 million in 2005, 2004 and 2003, respectively.

5. PROPERTY, PLANT AND EQUIPMENT

	Year Ended March 31,
	2005	2004
	(In Thousands)
Land	$11,364	$11,137
Buildings	98,106	95,544
Machinery and equipment	191,625	168,268
Furniture and fixtures	16,166	13,388
Construction in progress	971	11,386

	318,232	299,723
Accumulated depreciation	(162,323)	(148,213)

	$155,909	$151,510

Depreciation expense was $18.9 million, $15.3 million and $14.6 million in 2005, 2004 and 2003, respectively.

6. AFFILIATED COMPANIES

a) Net investment in affiliated companies are represented by the following:

	Year Ended March 31,
	2005	2004
	(In Thousands)
Net current assets	$13,434	$10,071
Property, plant and equipment	13,719	15,218
Other long-term liabilities	(5,009)	(5,429)
Interests of other shareholders	(11,546)	(10,380)

Company’s interest	$10,598	$9,480

b) The results of operations of affiliated companies were:

	Year Ended March 31,
	2005	2004	2003
	(In Thousands)
Sales	$78,291	$93,767	$124,852

Income before taxes	$3,346	$2,612	$3,084
Income taxes	(1,309)	106	(1,363)

Net income/(loss)	$2,037	$2,718	$1,721

Company’s share of Equity in earnings/(loss)	$997	$1,343	$846

c) Balances with the unconsolidated affiliates are for the procurement of tobacco inventory as follows:

	Year Ended March 31,
	2005	2004	2003
	(In Thousands)
Purchases of tobacco	$58,430	$54,066	$49,745
Receivables from equity investees	346	1,844	14,357
Advances on purchases of tobacco	87	1,456	14,016
Payables to equity investees	10,602	1,183	367

The Company’s significant affiliates and percentage of ownership at March 31, 2005 follow: Adams International Ltd., 49.0% (Thailand), Siam Tobacco Export Corporation Ltd., 49.0% (Thailand), Transcontinental Tobacco India Private Ltd. 49.0% (India), and Stansun Leaf Tobacco Company Ltd., 50.0% (Kyrgyzstan). Audited financial statements of affiliates are obtained annually.

7. OTHER ASSETS

	Year Ended March 31,
	2005	2004
	(In Thousands)
Cash surrender value of life insurance policies (face amount $36,290)	$14,265	$13,792
Deposits	1,313	957
Receivables	24,965	16,946
Deferred financing fees	4,820	1,368
Investments	69	68
Other	238	831

	$45,670	$33,962

8. SHORT-TERM BORROWINGS

	Year Ended March 31,
	2005	2004
	(In Thousands)
Weighted-average interest on borrowings at end of year	6.6%	5.5%
Weighted-average interest rate on borrowings during the year (1)	5.8%	5.8%
Maximum amount outstanding at any month-end	$286,711	$253,847
Average month-end amount outstanding	$263,323	$215,721
Amount outstanding at year-end	$274,419	$253,847

(1)	Computed by dividing short-term interest expense and amortized financing costs by average short-term debt outstanding.

At March 31, 2005, under agreements with various banks, total short-term credit facilities for continuing operations of $447.9 million (2004—$481.1 million) were available to the Company of which $15.9 million (2004—$40.0 million) was being utilized for letters of credit and guarantees and $157.5 million (2004—$187.3 million) was unused. Short-term credit facilities includes a $150 million three year secured revolving bank credit facility (“Bank Credit Facility”) that was entered into on April 2, 2004. This Bank Credit Facility replaced the existing revolving bank credit facility. The Bank Credit Facility provides for borrowings of $150.0 million for working capital and other general corporate purposes, and the interest rate on borrowings under the facility is variable. The rate is currently LIBOR plus 2.0%. The borrowings under the Bank Credit Facility are guaranteed by the Company and certain of its tobacco subsidiaries. The Bank Credit Facility includes certain financial covenants that, among other things, require the Company to maintain tangible net worth, current ratio, interest cover ratio and also includes certain borrowing base restrictions. Also, separate facilities totaling $3.9 million are in place for wool operations classified as discontinued operations, but guaranteed by the Company and therefore are included in short-term borrowings. At March 31, 2005 substantially all of the Company’s assets were pledged against current and long-term borrowings. The Company was in compliance with all financial covenants as of March 31, 2005.

Effective May 13, 2005, the Company has paid-off the existing $150.0 million facility due to the merger as referred to in Note 18 to the audited consolidated financial statements.

9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	Year Ended March 31,
	2005	2004
	(In Thousands)
Trade accounts	$90,337	$106,911
Affiliated companies	10,602	1,183
Other accruals and payables	33,718	23,891

	$134,657	$131,985

10. LONG-TERM DEBT

	Year Ended March 31,
	2005	2004
	(In Thousands)
8.0% Senior Notes due in 2012	$150,000	$—
8.875% Senior Notes repaid in 2005	—	65,177
4.18% repayable in 2006	7,082	7,057
3.76% repayable in 2006	1,259	2,010
2.6% fixed rate repaid in 2005	—	3,086
10.5% loan repayable through 2006	1,086	2,069
4.25% loan repayable in 2006.	2,815	2,946
9.82% fixed rate loan repaid in 2005	—	300
Interest free note repayable through 2006	201	495
9.4% loan repayable through 2009	22,286	14,322
Other	6,167	2,828

	190,896	100,290
Current portion	(21,298)	(8,476)

	$169,598	$91,814

Long-term debt maturing after one year is as follows (in thousands): 2007—$7,076; 2008—$5,336; 2009—$3,736; 2010—$2,248 and thereafter—$151,202. On April 2, 2004, the Company issued $150.0 million of 8% senior notes due 2012. The proceeds were used to redeem the $45.1 million outstanding 7 1/4% convertible subordinated debentures and to retire the $65.2 million 8 7/8% senior notes due 2005. The new notes are guaranteed by the Company’s U.S. tobacco subsidiary on a senior unsecured basis. The indenture governing these senior notes contains certain covenants that, among other things, limit the Company’s ability to (1) pay dividends, (2) incur additional indebtedness, (3) transfer or issue shares of capital stock of subsidiaries to third parties, (4) sell assets, (5) issue preferred stock, (6) incur or assume any liens that secures obligations under any indebtedness on any asset or property, or (7) merge with or into any entity.

The Company was in compliance with all financial covenants as of March 31, 2005.

Effective May 13, 2005, the Company repaid the Senior Notes due to the merger as referred to in Note 18 to the audited consolidated financial statements.

CONVERTIBLE SUBORDINATED DEBENTURES

On November 13, 1991 the Company issued $69.0 million of 7 1/4% Convertible Subordinated Debentures due March 31, 2007. Adjusted for subsequent stock dividends, the debentures currently are convertible into shares of common stock of the Company at a conversion price of $29.38. The debentures are subordinated in right of payment to all senior indebtedness, as defined, of the Company, and as of March 31, 1995 became redeemable in whole or in part at the option of the Company any time. Beginning March 31, 2003 the Company was required to make annual payments to a sinking fund which will be sufficient to retire at least 5% of the principal amount of issued Debentures reduced by earlier conversions, redemptions and repurchases. This sinking fund requirement has been met by the repurchase in fiscal 2001 of $17.3 million of these notes pursuant to the Company’s debt repurchase program. In fiscal 2002, an additional $1.7 million of these notes were repurchased and in fiscal 2003, an additional $4.9 million were repurchased.

The Debentures have been repaid by the Company during the current year.

At March 31, 2005, substantially all of the Company’s assets were pledged against current and long-term borrowings.

11. BENEFITS

The Company has a noncontributory defined benefit pension plan covering substantially all full-time salaried employees in the United States and a Supplemental Executive Retirement Plan (“SERP”) covering benefits otherwise limited by Section 401(a)(17) (Compensation Limitation) and Section 415 (Benefits Limitation) of the Internal Revenue Code. Various other pension plans are sponsored by foreign subsidiaries. The U.S. defined benefit pension plans and foreign pension plans which are significant and which are considered to be defined benefit pension plans are accounted for in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”. Benefits under the plans are based on employees’ years of service and eligible compensation. The Company’s policy is to contribute amounts to the plans sufficient to meet or exceed funding requirements of local governmental rules and regulations. In fiscal 2006, the Company expects to contribute approximately $1.7 million to its U.S. pension plan. Benefit payments under the plan for fiscal 2006, 2007, 2008, 2009, 2010, and 2011-2015 are expected to be approximately $1.2 million, $1.1 million, $1.3 million, $1.0 million, $1.5 million and $10.4 million, respectively. The Company expects to contribute approximately $3.1 million to its foreign pension plans. Benefit payments under the plans for fiscal 2006, 2007, 2008, 2009, 2010, and 2011-2015 are expected to be approximately $2.0 million, $2.0 million, $2.0 million, $2.1 million, $2.1 million and $11.4 million, respectively.

As of March 31, 2005 and 2004, pension plan assets consisted primarily of various common stocks, bonds, government obligations and other interest-bearing securities. The U.S pension plan assets comprised 30% and 31% of total pension plan assets as of March 31, 2005 and 2004, respectively. As of March 31, 2005 and 2004, the U.S. pension plan assets were allocated as follows:

	U.S. Pension Plan Assets		Non-U.S. Pension Plan Assets
	Year Ended March 31,		Year Ended March 31,
	2005	2004	2005	2004
Equity securities	60%	63%	76%	76%
Debt securities	40%	37%	18%	19%
Cash	—	—	6%	5%

Total	100%	100%	100%	100%

The Company’s investment strategy for the plan assets is to manage the assets in order to pay retirement benefits to plan participants over the life of the plan. This is accomplished by preserving capital through diversification in high-quality investments and earning an acceptable long-term rate of return consistent with an acceptable degree of risk, while considering the liquidity needs of the plans.

The Company’s retirement committee has determined the optimal strategic asset allocation to meet the plans’ long-term investment strategy. The Company’s strategic target allocation of U.S. pension plan assets is as follows:

	U.S. Pension Plan Assets		Non-U.S. Pension Plan Assets
	Target Allocation	Range	Target Allocation	Range
Equity securities	65.0%	50% to 75%	67.5%	45% to 85%
Debt securities	35.0%	25% to 50%	27.5%	10% to 45%
Cash	—		5.0%	0% to 10%

Total	100.0%		100.0%

Certain foreign plans do not have a set range. Target asset allocations are reviewed regularly for appropriateness of investments by the Trustees with the investment advisors.

The Company also provides health care and life insurance benefits for substantially all of its retired salaried employees in the U.S. These benefits are accounted for in accordance with SFAS No. 106, “Employers Accounting for Postretirement Benefits Other Than Pensions”, which requires the accrual of the estimated cost of retiree benefit payments during the years the employee provides services. The ongoing impact of SFAS No. 106 as it relates to employees of foreign subsidiaries is immaterial. The Company expenses the costs of such benefits as incurred. In fiscal 2006, the Company expects to contribute $553,000 to its other post-retirement benefit plan trust. Benefit payments to retirees under the plan for fiscal 2006, 2007, 2008, 2009, 2010, and 2011-2015 are expected to be approximately $766,000, $660,000, $683,000, $704,000, $742,000 and $4,450,000, respectively.

The Medicare Prescription Drug, Improvement and Modernization Act (“the Act”) which became law in December 2003 introduced both a Medicare prescription-drug benefit and a federal subsidy to sponsors of retiree health care plans that provide a benefit at least equivalent to the Medicare benefit. In accordance with the FASB Staff Position issued in January 2004, the Company has elected to defer the effects of the Act until a subsequent period. Accordingly, any measures of the accumulated post-retirement benefit obligation or net periodic post-retirement benefit cost included in the accompanying consolidated financial statements do not reflect the effects of the Act on the Company’s plans. Specific authoritative guidance on the accounting for the federal subsidy is pending, and that guidance, when issued, could require the Company to change previously reported information. The Company expects that it will benefit from the new legislation, and that it will have to amend its current post-retirement benefit plan in order to do so. However, the Company has not yet determined the amount of subsidy that will be received as a result of the new legislation.

Plan assets consist primarily of common stocks, pooled equity and fixed income funds. The pension costs and obligations for non-U.S. plans shown below also include certain unfunded book-reserve plans.

A summary of the U.S. plans and non-U.S. plans is as follows (in thousands):

	U.S. Plans Pension Benefits		Non-U.S. Plans Pension Benefits		U.S. Plans Other Benefits
	2005	2004	2005	2004	2005	2004
Change in benefit obligation
Benefit obligation at beginning of year	$22,417	$18,943	$50,748	$36,525	$12,535	$10,900
Service cost	1,382	1,073	2,579	2,037	315	373
Interest cost	1,399	1,188	2,902	2,556	524	696
Actuarial (gain) loss	2,321	2,040	2,559	11,710	(3,116)	1,121
Plan participants contribution	—	—	—	23	70	66
Amendments	—	—	—	—	—	—
Actual distributions	(1,256)	(827)	(210)	(200)	—	—
Special termination benefits	—	—	—	—	—	—
Benefits paid	—	—	(2,012)	(1,903)	(622)	(621)

Benefit obligation at end of year	26,263	22,417	56,566	50,748	9,706	12,535

Change in plan assets
Fair value of plan assets, beginning of year	14,234	10,716	31,964	23,125	—	—
Actual return on plan assets	464	2,297	4,760	8,199	—	—
Employer contributions	2,458	2,048	2,569	2,720	552	555
Plan participants contribution	—	—	48	23	70	66
Settlement distributions	—	—	—	—	—	—
Benefits paid	(1,256)	(827)	(2,223)	(2,103)	(622)	(621)

Fair value of plan assets of end of year	15,900	14,234	37,118	31,964	—	—

Funded status	(10,363)	(8,183)	(19,448)	(18,784)	(9,706)	(12,535)
Unrecognized net actuarial loss	9,180	6,552	14,742	9,936	(496)	2,625
Unrecognized transition obligation	701	774	(711)	(738)	—	—
Unrecognized prior service cost	—	—	—	—	—	—

Prepaid (accrued) benefit cost	$(482)	$(857)	$(5,417)	$(9,586)	$(10,202)	$(9,910)

The aggregate projected benefit obligation and aggregate accumulated benefit obligation for U.S. pension plans with accumulated benefit obligations in excess of plan assets (in thousands) were $10,362 and $2,345 as of March 31, 2005 and $7,004 and $1,141 as of March 31, 2004. The aggregate projected benefit obligation and aggregate accumulated benefit obligation for non-U.S. pension plans with accumulated benefit obligations in excess of plan assets (in thousands) were $19,447 and $10,695 as of March 31, 2005 and $18,390 and $9,506 as of March 31, 2004. The U.S. plan with accumulated benefit obligations in excess of plan assets had plan assets of $15,900 as of March 31, 2005. The U.S. plan with accumulated benefit obligations in excess of plan assets had no plan assets as of March 31, 2004. The non-U.S. plans with accumulated benefit obligations in excess of plan assets had plan assets of $37,118 as of March 31, 2005 and $32,358 as of March 31, 2004.

The components of net periodic benefit costs for the U.S. plans and non-U.S. plans is as follows (in thousands):

	U.S. Plans Pension Benefits			Non-U.S. Plans Pension Benefits			U.S. Plans Other Benefits
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Service Cost	$1,382	$1,073	$851	$2,642	$2,037	$1,630	315	373	260
Interest Cost	1,399	1,188	1,103	2,916	2,556	2,280	524	696	676
Expected return on plan assets	(1,157)	(906)	(907)	(2,634)	(2,016)	(2,480)	—	(139)	—
Amortization of prior service cost	73	73	73	87	(11)	31	—	—	(140)
Recognized net actuarial loss	510	309	62	729	778	40	—	36	—

Net periodic benefit cost	$2,207	$1,737	$1,182	$3,740	$3,344	$1,501	$839	$966	$796

The assumptions used in 2005, 2004 and 2003 were as follows:

	U.S. Plans Pension Benefits			Non-U.S. Plans Pension Benefits			U.S. Plans Other Benefits
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Weighted Average Assumptions Discount rate	5.75%	5.75%	6.50%	5.75% to 6.0%	5.75% to 6.5%	6.5%	5.75%	5.75%	6.5%
Expected return on plan assets	8.0%	8.0%	8.0%	6.0% to 8.0%	6.0% to 8.0%	8.8%	—	—	—
Rate of compensation increase	5.0%	5.0%	5.0%	2.0% to 4.25%	2.0% to 5.0%	4.5%	—	—	—

For measurement purposes, a 13.0 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 2005. The rate was assumed to decrease gradually to 5.0 percent for 2014 and remain at that level thereafter. The basis for determining the long-term rate of return is a combination of historical and prospective returns derived from a combination of research and industry forecasts.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	1 Percentage- Point Increase	1 Percentage- Point Decrease
	(in thousands)
Effect on total of service and interest cost components	$154	$129
Effect on postretirement benefit obligation	$1,279	$1,034

The Company also sponsors a 401(k) savings incentive plan for most full-time salaried employees in the U.S.. Under this plan, the Company matches 50% employee contributions for the first 4% of base salary. Expenses for this plan were $273,000, $254,000 and $241,000 in 2005, 2004 and 2003, respectively.

On May 13, 2005 the Company merged with and into DIMON Incorporated, which simultaneously changed its name to Alliance One International, Inc. The merger of the two organization will result in a number of employees being severed and retired. This may give rise to a curtailment /settlement as defined under SFAS No. 88. The company has not completed its evaluation of the impact to the plan.

EMPLOYEE STOCK OPTIONS

In March 1998, the Company entered into a three-year employment agreement with its Chief Executive Officer. The agreement, which was ratified by the Board of Directors on April 14, 1998, provided for the grant of nonqualified stock options. The aggregate number of shares of Common Stock as to which grants have been made is 100,000 with a price of $17.00 per share, the fair market value on the date of the grant. Effective December 14, 1999, the Board of Directors of the Company agreed to amend the grant and re-price the options granted to reflect the changes in the market environment and maintain the incentive feature of the grant. The number of shares granted was revised to 45,144 shares at $8.88 per share. The vesting period was revised to match the vesting schedule of the options granted to other key employees as addressed below.

In August 1998, the Company adopted the Standard Commercial Corporation Nonqualified Stock Option Plan (the “NSOP”) under which options to purchase shares of the Company’s stock may be granted to key employees of the Company. Options vest one-quarter each year beginning on the first anniversary of the date of grant and become 100% vested on the fourth anniversary of the date of grant.

A summary of the status of the Company’s plans as of March 31, 2005, 2004, and 2003 and changes during the years ending on those dates is presented below:

	Shares	Option price per share	Weighted average exercise price per share
April 1, 2002	218,184	5.00 – 17.50	11.55
Options granted	93,000	18.90	18.90
Options cancelled	(4,200)	5.00 - 17.50	14.11
Options exercised	(10,525)	5.00 - 17.50	6.92

March 31, 2003 (121,082 exercisable)	296,459	5.00 - 18.90	13.98
Options granted	82,500	17.40 - 17.61	17.40
Options cancelled	(28,415)	5.00 - 18.90	16.47
Options exercised	(52,387)	5.00 - 17.50	7.52

March 31, 2004 (118,782 exercisable)	298,157	5.00 - 18.90	15.60
Options granted	—	—	—
Options cancelled	(37,900)	5.00 - 18.90	16.17
Options exercised	(2,250)	5.00 - 17.50	12.16

Options outstanding at March 31, 2005 (157,007 exercisable)	258,007	5.00 - 18.90	15.81

The following table summarizes information about stock options outstanding as of March 31, 2005:

Range of exercise prices	Number of outstanding options	Weighted average remaining life (Years)	Weighted average exercise price of outstanding options	Number of options exercisable	Weighted average exercise price of exercisable options
$18.90	70,250	7.38	$18.90	36,250	$18.90
17.61	1,500	8.38	17.61	375	17.61
17.50	66,125	6.38	17.50	50,125	17.50
17.40	67,000	8.38	17.40	17,125	17.40
8.88	34,944	0.38	8.88	34,944	8.88
$5.00	18,188	1.38	$5.00	18,188	$5.00

	258,007			157,007

12. COMMITMENTS AND CONTINGENCIES

The Company is obligated under operating leases for equipment, office and warehouse space with minimum annual rentals as follows (in thousands): 2006 - $1,973; 2007 - $1,606; 2008 - $1,417; 2009 - $1,214; 2010 - $816 and thereafter $712. Some of the leases are subject to escalation.

Expenses under operating leases for continuing operations in 2005, 2004 and 2003 (in thousands) were $1,041, $2,570 and $2,391, respectively.

The Company operates a processing facility under a service agreement, which guarantees reimbursement of all of the facility’s costs including operating expenses and management fees. This lease is not considered a commitment of the Company.

The Company has commitments for routine capital expenditures of approximately $14 million, substantially all of which are expected to be incurred in fiscal 2006.

The Company’s former 51.0% owned subsidiary in Greece has been notified by tax authorities of potential adjustments to its income tax returns filed in prior years. The Company’s share of the total proposed adjustments, including penalties and interest, is approximately $3.7 million. The Company believes the tax returns filed were in compliance with the applicable tax code. The proposed adjustments vary in complexity and amount. While it is not feasible to predict the precise amount or timing of each proposed adjustment, the Company believes that the ultimate disposition will not have a material adverse effect on its consolidated financial position or results of operations.

In October 2001, the Directorate General—Competition of the European Commission, or DG Comp, began conducting an administrative investigation of certain selling and buying practices alleged to have occurred within the leaf tobacco industry in some countries within the European Union, including Spain, Italy and Greece. The Company, through its local subsidiaries, cooperated fully with the investigation and discovered and voluntarily disclosed information which tended to establish that a number of leaf dealers, including its subsidiaries, jointly agreed with respect to green tobacco prices and purchase quantities. In respect of the Spanish investigation, on December 15, 2003, the DG Comp served on 20 entities within the Spanish leaf tobacco industry, including the Company and three of its subsidiaries, a Statement of Objections alleging certain infringements of the antitrust laws of the European Union. On October 20, 2004, the European Commission announced that as a result of its Spanish investigation it had imposed on the Company, its Spanish subsidiary and two other of the Company’s subsidiaries, a fine of Euros 1,822,500. A number of other tobacco processors, growers and agricultural associations were assessed fines in various amounts which, including the amount assessed against the Company, totaled Euros 20,000,000. The Company, along with its Spanish and other involved subsidiaries, have appealed the decision of the Commission to the Court of First Instance of the European Commission for the annulment or modification of the decision; but the outcome of the appeals process as to both timing and results is uncertain. The Company accrued a charge for the full amount of the fine in the quarter ended September 30, 2004.

On March 1, 2004, the DG Comp served a Statement of Objections on 11 entities within the Italian leaf tobacco industry, including the Company and one of its subsidiaries. The Company responded to the Statement and has cooperated in the investigations. Through the Statement, DG Comp intends to impose, where appropriate and probably in 2005, administrative penalties on the entities it determines have infringed the EC Competition law. The Company expects to be assessed penalties in the Italian case and expects that the penalties could be material to its earnings, but believes that there may be mitigating circumstances in the investigation, including the Company’s cooperation with the DG Comp. The Company is unable to assess the amount of any penalties which might be imposed.

A wrongful discharge action has been filed by a former employee of Standard Commercial Tobacco Co., Inc., in the North Carolina state courts. It is early in the proceedings and the Company has not yet filed a response. Although it is too early to quantify any possible adverse result, the Company does not expect it to be material.

Except for the above, neither the Company nor any of its subsidiaries are currently involved in any litigation that it believes would, individually or in the aggregate, have a material adverse effect on its consolidated financial position, consolidated results of operations, or liquidity nor, to its knowledge, is any such litigation currently threatened against the Company or its subsidiaries.

Other contingencies, consisting of guarantees, pending litigation and other claims, in the opinion of management, are not considered to be material in relation to the Company’s financial statements as a whole, liquidity or future results of operations.

Guarantees arise during the ordinary course of business from relationships with customers and non-consolidated affiliates when the Company undertakes an obligation to guarantee the performance of others (via delivery of cash or other assets) if specified triggering events occur. Non-performance under a contract by the guaranteed party triggers the obligation of the Company. Such non-performance usually relates to commercial obligations or loans.

The following table provides a summary of the aggregate terms, maximum future payments and associated liability reflected in the consolidated balance sheet for each type of guarantee (in thousands):

	Final Expiration (year)	Maximum Future Payments
Affiliates	2008	$5,796
Non-Affiliates	2005	7,171

CONCENTRATION OF CREDIT AND OFF-BALANCE SHEET RISKS

Financial instruments that potentially subject the Company to a concentration of credit risks consist principally of cash and trade receivables relating to customers in the tobacco and wool industries. Cash is deposited with high-credit-quality financial institutions. Concentration of credit risks related to receivables is limited because of the diversity of customers and locations.

13. COMMON STOCK

The Company maintains a Performance Improvement Compensation Plan administered by the Compensation Committee of the Board of Directors as an incentive for designated employees. In June 1993, the Board adopted a Restricted Stock Plan (“RSP”) as a means of awarding those employees to the extent that certain performance objectives were met. The shares are issued subject to a four- to seven-year restriction period. Total compensation expense recognized under the RSP was $1,671,000, $1,772,000 and $871,000 for 2005, 2004 and 2003, respectively.

The Company has a 401(k) savings incentive plan in the United States to which the employer contributes shares of common stock under a matching program, and a dividend reinvestment plan.

Treasury stock represents shares in the Company acquired by a foreign affiliate prior to its becoming a wholly-owned subsidiary.

14. OTHER INCOME /(EXPENSE)—NET

	Year Ended March 31,
	2005	2004	2003
	(In Thousands)
Other income:
Interest	$1,424	$340	$912
Gain on asset sales and dispositions	200	233	617
Gain from officers life insurance policies	422	476	653
Gain on buyback of debt	—	—	35
Rents received	450	803	757
Other	1,707	2,100	1,942

	4,203	3,952	4,916

Other expense	(1,795)	(1,112)	(1,229)

	$2,408	$2,840	$3,687

15. INCOME TAXES

a) Significant components of the Company’s deferred tax liabilities and assets are as follows:

	Year Ended March 31,
	2005	2004
	(In Thousands)
Deferred tax liabilities:
Depreciation	$10,315	$9,728
Capitalized interest	711	535
Undistributed foreign earnings	5,060	5,060
All other, net	—	18

Total deferred tax liabilities	16,086	15,341

Deferred tax assets:
NOL carried forward	3,677	945
Pension liability	1,227	3,768
Post-retirement benefits other than pensions	3,950	3,863
Bad Debts	1,789	—
Uniform capitalization and reserves	649	260
Other accrued liabilities	3,793	3,721
All other, net	617	228

	15,702	12,785
Valuation allowance for deferred income tax assets	(1,819)	(945)

Total deferred tax assets	13,883	11,840

Net deferred tax liabilities	$2,203	$3,501

b) The net deferred tax liabilities include (in thousands) approximately $1,708 of current liabilities at March 31, 2005 and $3,067 of current liabilities at March 31, 2004.

The Company has provided valuation allowances on deferred tax assets for certain foreign subsidiaries based on their history of losses. Management cannot assert that there will likely be sufficient profits generated by these subsidiaries in the near future to offset these losses. The loss carryforwards of $6,738 which give rise to the valuation allowances will expire in 2006 and thereafter. The net decrease of the valuation allowance in 2005 of $0.9 million was primarily related to the uncertainty as to the realization of certain foreign net operating losses and unrealized foreign exchange losses. The decrease of the valuation allowance by $1.8 million in 2004 was primarily the result of a change in management’s assertion as to the realizability of unrealized foreign exchange losses. The Company’s provision for income taxes in future periods may be impacted by adjustments to the valuation allowance that may be required if circumstances change regarding the realizability of the deferred income tax assets.

c) Income tax provisions are detailed below:

	Year Ended March 31,
	2005	2004	2003
	(In Thousands)
Current:
Federal	$(5,429)	$(108)	$3,729
Foreign	12,037	7,174	19,540
State and local	(124)	(63)	349

	6,484	7,003	23,618

Deferred:
Federal	1,496	6,347	498
Foreign	(3,289)	(2,266)	(263)
State and local	116	119	(23)

	(1,677)	4,200	212

Income tax provision	$4,807	$11,203	$23,830

d) Components of deferred taxes follow:

	Year Ended March 31,
	2005	2004	2003
	(In Thousands)
Tax on differences in timing of income recognition in foreign subsidiaries	$(1,590)	$(1,523)	$170
Undistributed foreign earnings	—	5,060	—
Capitalized interest	176	122	(17)
Bad Debts	512	—	—
Depreciation	2,065	861	(198)
Pension liability	(2,408)	(320)	—
Other	(432)	—	257

	$(1,677)	$4,200	$212

e) The provision for income taxes is determined on the basis of the jurisdiction imposing the tax liability. As some of income of foreign companies may also be currently subject to U.S. tax, the U.S. and foreign income taxes shown do not compare directly with the segregation of pretax income between domestic and foreign companies that follows:

	Year Ended March 31,
	2005	2004	2003
	(In Thousands)
Pretax income:
Domestic	$(17,968)	$6,336	$13,598
Foreign	43,808	38,690	58,350

	$25,840	$45,026	$71,948

f) The following is a reconciliation of the income tax provision to the expense calculated at the U.S. federal statutory rate:

	Year Ended March 31,
	2005	2004	2003
	(In Thousands)
Expense (benefit) at U.S. federal statutory tax rate	$8,786	$15,309	$24,462
Foreign tax losses for which there is no relief available	—	—	—
U.S. tax on foreign income	6,699	6,637	1,420
Different tax rates in foreign subsidiaries	(7,440)	(6,273)	(3,911)
Change in valuation allowance	874	(1,816)	2,458
Reversal of tax contingency	(4,720)	—	—
Other—net	608	(2,654)	(599)

	$4,807	$11,203	$23,830

g) The undistributed earnings of certain non-U.S. subsidiaries are not subject to additional non-U.S. income taxes nor considered to be subject to U.S. income taxes unless remitted as dividends. The Company intends to re-invest such undistributed earnings indefinitely with the exception of funds to help in the disposition of the wool group. A total of $5.1 million of deferred taxes have been provided for a portion of the undistributed earnings of the Company’s subsidiaries. As to the remainder, these earnings have been, and under current plans, will continue to be reinvested and it is not practicable to estimate the amount of additional taxes which may be payable upon distribution.

h) During fiscal 2005, the Company concluded an examination by the Internal Revenue Service for years through fiscal 2003. The closing of the tax years by the examination resulted in a release in the tax reserve of $4.7 million during fiscal 2005. The tax reserve as of March 31, 2005 and 2004 totaled $4.8 million and $9.5 million, respectively. The Company has not completed its evaluation of the impact of the American Jobs Creation Act of 2004.

16. DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments as of March 31, 2005 is provided below in accordance with SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”. Certain estimates and judgments were required to develop the fair value amounts, which are not necessarily indicative of the amounts that would be realized upon disposition, nor do they indicate the Company’s intent or ability to dispose of such instruments.

Cash and Cash Equivalents, Accounts Receivable and Accounts Payable: The estimated fair value of cash and cash equivalents, accounts receivable and accounts payable approximates carrying value.

Short-Term and Long-Term Debt: The fair value of the Company’s short-term borrowings, which primarily consists of bank borrowings, approximates its carrying value. The estimated fair value of long-term debt, including the current portion, approximates carrying value at March 31, 2005, based on the definitive merger agreement with DIMON that agrees to replace the Company’s long-term debt at par plus expenses incurred to effect the refinancing.

17. SEGMENT INFORMATION

The Company is engaged primarily in purchasing, processing and selling leaf tobacco. Its activities other than these are minimal. Geographic information for sales by country is determined by the location of the customer, however this information is not necessarily representative of the final destination of the product. Geographic information for long-lived assets by country is determined by the physical location of the assets.

	Year Ended March 31,
	2005	2004	2003
	(In Thousands)
GEOGRAPHIC AREAS
Sales:
United States	$178,393	$163,727	$182,936
Germany	69,596	61,037	101,704
United Kingdom	45,290	54,335	55,414
Japan	36,343	41,238	44,530
Turkey	50,950	15,695	20,097
Switzerland	127,927	75,714	47,164
Netherlands	27,155	22,794	16,794
Brazil	24,624	12,318	12,873
CIS	29,301	31,626	30,314
China	50,195	25,565	37,900
Other countries	256,638	234,591	229,632

	$896,412	$738,640	$779,358

	Year Ended March 31,
	2005	2004
	(In Thousands)
Long-lived Assets:
United States	$45,109	$41,984
Brazil	30,192	30,331
Turkey	21,521	20,475
Malawi	20,385	20,051
United Kingdom	4,239	4,096
CIS	9,636	10,327
Indonesia	8,233	8,145
Argentina	6,873	6,885
Spain	5,947	5,961
Other countries	3,774	3,255

	$155,909	$151,510

One customer accounted for 24%, 15% and 16% of total sales in 2005, 2004 and 2003, respectively. Another customer accounted for 15%, 18% and 16% of the total sales in 2005, 2004 and 2003, respectively. A third customer accounted for 13%, 15% and 15% of total sales in 2005, 2004 and 2003.

18. SUBSEQUENT EVENTS

On November 7, 2004, the Company and Dimon Incorporated, a Virginia corporation (“DIMON”) entered into an Agreement and Plan of Reorganization, or a merger agreement, providing for the merger of the Company with and into DIMON. The merger was approved by shareholders on April 1, 2005. On May 13, 2005 the merger was completed and DIMON changed its name to Alliance One International, Inc. (“Alliance One”). Under the terms of the agreement the Company’s shareholders received three shares of DIMON common stock valued at $6.36 per share in exchange for each share of the Company and the assumption of all Company debt.

(c)	Exhibits

Exhibit No.	Description
23.1	Consent of Deloitte & Touche LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALLIANCE ONE INTERNATIONAL, INC.
(Registrant)

Date: June 14, 2005	BY:	/s/ James A. Cooley
James A. Cooley
Executive Vice President - Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
23.1	Consent of Deloitte & Touche LLP